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                                                                  Exhibit (a)(3)

[Merrill Lynch & Co. Logo]                             World Financial Center
                                                       North Tower
                                                       New York, New York
                                                       10281-1314
                                                       (212) 449-8971 (Call
                                                       Collect)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                          PAMIDA HOLDINGS CORPORATION
                                      at
                             $11.50 Net Per Share
                                      by
                              SHOPKO MERGER CORP.
                         a wholly owned subsidiary of

                              SHOPKO STORES, INC.


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIREAT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, JUNE 14, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   May 17, 1999

 To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

   We have been appointed by ShopKo Merger Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of ShopKo Stores, Inc., a Wisconsin corporation ("Parent"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Pamida Holdings Corporation, a Delaware corporation (the "Company"), at a purchase price of $11.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 17, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 10, 1999, among Parent, the Offeror and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to American Transfer & Trust Company (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer Shares constituting at least 51% of the Shares that are outstanding determined on a fully diluted basis (but not assuming the conversion of the nonvoting common stock, par value $.01 per share, of the Company). See Section 15 of the Offer to Purchase.
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   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated May 17, 1999.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. A letter to stockholders of the Company from Steven S. Fishman, the Chairman of the Board, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the shareholders of the Company.

     4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to the Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 14, 1999, UNLESS THE OFFER IS EXTENDED.

   Please note the following:

     1. The tender price is $11.50 per Share, net to the seller in cash without interest.

     2. The Offer is being made for all of the outstanding Shares.

     3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, June 14, 1999, unless the Offer is extended.

     4. The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger (as defined in the Offer to Purchase), has determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company's stockholders and recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

     5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

   In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and any other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and Offer to Purchase.

   If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in
Section 3 of the Offer to Purchase.

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   Neither the Offeror, Parent nor any officer, director, shareholder, agent or other representative of the Offeror will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., the Information Agent for the Offer, 77 Water Street, New York, New York 10005 (212-269-5550) or Merrill Lynch & Co., World Financial Center, North Tower, New York, New York 10281-1314 (212-449-8971).

   Requests for copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth above.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                                    Smith
                                                     Incorporated

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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